Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement of Integra Bank Corporation on Amendment No. 2 to Form S-4 of our report dated December 18, 2006 with respect to the consolidated financial statements of Prairie Financial Corporation as of December 31, 2005 and 2004 and for the years then ended and the references to our firm under the caption “Experts”.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Oak Brook, Illinois
March 6, 2007